Exhibit 10.1
Execution Copy
Line of Credit Note
$45,000,000.00
Date: December 1, 2010
Promise to Pay. On or before December 1, 2011 (the “Maturity Date”), for value received, Bob Evans Farms, Inc., an Ohio corporation (the “Borrower”), promises to pay to JPMorgan Chase Bank, N.A., whose address is 100 E. Broad St., Columbus, OH 43215 (the “Bank”), or order, in lawful money of the United States of America, the sum of Forty-Five Million and 00/100 Dollars ($45,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.
Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:
“Adjusted LIBOR Floating Rate” means, with respect to the relevant LIBOR Floating Rate Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Floating Rate applicable to such LIBOR Floating Rate Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Floating Rate Interest Period.
“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.
“Adjusted One Month LIBOR Rate” means, for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.
“Advance” means a LIBOR Rate Advance, a LIBOR Floating Rate Advance or a CB Floating Rate Advance and “Advances” means all LIBOR Rate Advances, all LIBOR Floating Rate Advances and all CB Floating Rate Advances under this Note.
“Applicable Margin” means with respect to (i) any CB Floating Rate Advance, 1.00% per annum, and (ii) any LIBOR Rate Advance or any LIBOR Floating Rate Advance, 0.90% per annum.
“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Ohio and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
“CB Floating Rate Advance” means any Advance under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.
“Interest Period” means, with respect to a LIBOR Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable; provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“LIBOR Floating Rate” means with respect to any LIBOR Floating Rate Advance for any LIBOR Floating Rate Interest Period, the interest rate determined by the Bank by reference to the Page (or on any successor or substitute page of the Service, or any successor to or substitute for the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the LIBOR Floating Rate Interest Period for the offering by the Bank’s London office, of dollar deposits in an amount comparable to such LIBOR Floating Rate Advance with a maturity equal to such Interest Period. If no LIBOR Floating Rate is available to the Bank, the applicable LIBOR Floating Rate for the relevant LIBOR Floating Rate Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Floating Rate Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such LIBOR Floating Rate Interest Period.
“LIBOR Floating Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Floating Rate.
“LIBOR Floating Rate Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Ohio and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.
“LIBOR Floating Rate Interest Period” means each consecutive one month period, the first of which shall commence on the date of this Note, ending on the day which corresponds numerically to such date one

(1) month thereafter, provided, however, that if there is no such numerically corresponding day in such first succeeding month, such LIBOR Floating Rate Interest Period shall end on the last LIBOR Floating Rate Business Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a LIBOR Floating Rate Business Day, such LIBOR Floating Rate Interest Period shall end on the next succeeding LIBOR Floating Rate Business Day, provided, however, that if said next succeeding LIBOR Floating Rate Business Day falls in a new calendar month, such LIBOR Floating Rate Interest Period shall end on the immediately preceding LIBOR Floating Rate Business Day.
“LIBOR Rate” means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for the offering by the Bank’s London office, of dollar deposits in an amount comparable to such LIBOR Rate Advance with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such Interest Period.
“LIBOR Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.
“Page” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.
“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.
“Principal Payment Date” is defined in the paragraph entitled “Principal Payments” below.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.
Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to five (5) LIBOR Rate Advances, a LIBOR Floating Rate Advance and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of (1) each LIBOR Rate Advance at the Adjusted LIBOR Rate, (2) the CB Floating Rate Advance at the CB Floating

Rate minus the Applicable Margin, and (3) the LIBOR Floating Rate Advance at the Adjusted LIBOR Floating Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, unless that calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a 365 or 366 day year, as the case may be. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.
Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate, Interest Period and LIBOR Floating Rate Interest Period of each Advance hereunder, as applicable, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.
Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an Advance under this Note no later than 2:00 p.m. Columbus, Ohio time, on the date of disbursement, if the full amount of such Advance is to be disbursed as a CB Floating Rate Advance or a LIBOR Floating Rate Advance or a combination thereof, and no later than 11:00 a.m. Columbus, Ohio time two (2) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower’s notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance, LIBOR Rate Advance or LIBOR Floating Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that (i) the Borrower may not elect an Interest Period ending after the Maturity Date, and (ii) after giving effect to the Advance, the aggregate amount of the outstanding principal balance of all Advances made hereunder plus the Outstanding Letter of Credit Obligations (hereinafter defined) shall not exceed $45,000,000.00 at such time. Each LIBOR Rate Advance shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). All notices under this paragraph are irrevocable. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower’s account with the Bank.
Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Columbus, Ohio time, on the date of the conversion into or renewal of a CB Floating Rate Advance or a LIBOR Floating Rate Advance and 11:00 a.m. Columbus, Ohio time two (2) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance, LIBOR Rate Advance or LIBOR Floating Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be One Hundred Thousand and 00/100 Dollars ($100,000.00); (ii) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the LIBOR Rate Advance; and (iii) the Borrower may not elect an Interest Period ending after the Maturity Date. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Columbus, Ohio time two (2) Business Days before the end of the

Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.
Interest Payments. Interest on the Advances shall be paid as follows:
A. For each CB Floating Rate Advance and LIBOR Floating Rate Advance, on the last day of each quarter beginning with the first quarter following disbursement of such Advance or following conversion of an Advance into a CB Floating Rate Advance or LIBOR Floating Rate Advance, and at the conversion of the Advance into a LIBOR Rate Advance;
B. For each LIBOR Rate Advance, on the last day of the Interest Period for the Advance.
Principal Payments. All outstanding principal and interest is due and payable in full on December 1, 2011, which is defined herein as the “Principal Payment Date.”
Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note shall bear interest at a per annum rate equal to the interest rate being charged on the Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for that Advance.
Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance or LIBOR Floating Rate Advance at any time without premium or penalty.
The Borrower shall pay the Bank amounts sufficient (in the Bank’s reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of:
A. Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or
B. Any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.
Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of maintaining any LIBOR Rate Advance or LIBOR

Floating Rate Advance to reduce the amount of any sum receivable by the Bank on such an Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its controlling corporation’s) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.
Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances or a LIBOR Floating Rate Advance, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances and LIBOR Floating Rate Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Rate Advances and LIBOR Floating Rate Advances shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request; provided, however, that subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance or LIBOR Floating Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.
Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate or LIBOR Floating Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a LIBOR Rate Advance or LIBOR Floating Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate or Adjusted LIBOR Floating Rate do not accurately cover the cost to the Bank of making or maintaining LIBOR Rate Advances or LIBOR Floating Rate Advances, then the Bank shall forthwith give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances and LIBOR Floating Rate Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance and LIBOR Floating Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the Advance, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance and LIBOR Floating Rate Advance

repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate minus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.
Letter of Credit Definitions. As used in this Note, the following terms have the following respective meanings:
“Letter of Credit” means an irrevocable standby letter of credit, in form and substance satisfactory to the Bank, under which the Bank agrees to make payments for the account of the Borrower, the issuance of which Letter of Credit is required by governmental entities and subdivisions thereof with respect to self insurance for workers’ and unemployment compesation programs in which the Borrower participates.
“Letter of Credit Agreement” means an application and agreement for a Letter of Credit in the Bank’s customary form at any time with respect to a request to issue a Letter of Credit.
“Letters of Credit Sublimit” means $5,000,000.00. The Letters of Credit Sublimit is part of, and not in addition to, the $45,000,000.00 line of credit for Advances evidenced by this Note.
“Outstanding Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Letters of Credit outstanding at such time, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Letter of Credit Agreements to reimburse the Bank for amounts paid by the Bank in respect of any one or more drawings under Letters of Credit.
Letters of Credit. Upon the request of the Borrower and after receipt of a properly completed and signed Letter of Credit Agreement from the Borrower, the Bank agrees, on the terms and conditions set forth in this Note and the applicable Letter of Credit Agreement, to issue Letters of Credit and to renew, extend, increase, decrease or otherwise modify Letters of Credit, from time to time after the date hereof until the 30th day prior to the Maturity Date; provided, however, that, after giving effect to the issuance or modification of any such Letter of Credit, (x) the aggregate amount of Outstanding Letter of Credit Obligations shall not exceed the Letters of Credit Sublimit, and (y) the aggregate amount of the outstanding principal balance of all Advances made hereunder plus the Outstanding Letter of Credit Obligations shall not exceed $45,000,000.00 at such time. No Letter of Credit shall have an expiry date later than the 10th Business Day prior to the Maturity Date. The Borrowers shall pay to the Bank with respect to each Letter of Credit (A) a fee at the per annum rate equal to the Applicable Margin for LIBOR Rate Advances and LIBOR Floating Rate Advances on the undrawn stated amount under such Letter of Credit, such fee to be payable in advance by the Borrower to the Bank on the first day of each calendar quarter, and (B) the Bank’s standard set up and issuance fees in effect from time to time at the time of issuance of each Letter of Credit. If not sooner paid, all Outstanding Letter of Credit Obligations shall be payable on the Maturity

Date. The Borrower shall pay the Bank the amount of each drawing paid by the Bank under any Letter of Credit as required in the applicable Letter of Credit Agreement.
Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day or a LIBOR Floating Rate Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance or LIBOR Floating Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day or LIBOR Floating Business Day, as the case may be.
Matters Regarding Payment. The Borrower will pay, without setoff, deduction, or counterclaim, the Bank at the Bank’s address above or at such other place as the Bank may designate in writing. Payments with respect to Advances shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Payments with respect to Reimbursement Obligations shall be allocated at the discretion of the Bank or as set forth in the applicable Letter of Credit Agreement unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.
Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note, the Letter of Credit Agreements or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 629883273 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.
Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.
Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business commercial, agricultural or similar commercial enterprise purpose, and that no Advance or Letter of Credit shall be used for any personal, family or household purpose. The proceeds of the Advances shall be used only for the Borrower’s working capital and general corporate purposes.
Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower and the issuance of Letters of Credit. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of this Note and the other Related Documents.
Non-Usage Fee. The Borrower shall pay to the Bank a non-usage fee for the term of the Note on the average daily unused portion of the credit facility at a rate of one-quarter of one percent (1/4%) per annum, payable on December 15, 2010 and December 15, 2011; provided, however, that there shall be no non-usage fee due and payable if the average daily unused portion of the credit facility is equal to or less than Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) during the one year period ending on December 1, 2010 and December 1,2011.
General Definitions. As used in this Note, the following terms have the following respective meanings:
1.	“Affiliate” means any Person which, directly or indirectly, Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

2.	“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

3.	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

4.	“Liabilities” means all debts, obligations, and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, Letter of Credit Agreement or any other letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

5.	“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other encumbrance of any kind.

6	“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

7.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

8.	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

9	“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

10.	“Related Documents” means this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, Letter of Credit Agreements and any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

11.	“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of the date of determination, as well a any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.
Bank’s Right of Setoff. The Bank retains all rights of setoff that the Bank may have by law, in equity or otherwise.
Liens. The Borrower shall not create or permit to exist any Lien on any of its Property except: (1) existing Liens; (2) Liens to the Bank; (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities; (4) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property; (5) Liens in favor of banks and other institutional investors on a pro rata basis; (6) purchase money security interests; (7) Liens in respect to judgments not constituting an event of default under this Note that are being contested in good faith; and (8) notice filings by any creditor in respect of any operating leases.

Certificate of Senior Financial Officer. The Borrower shall deliver to the Bank, at the Bank’s address first set forth above Attn: Chase Commercial Banking, Glen Bluemel, Vice President, each officer’s certificate to be delivered pursuant to Section 7.2 of those certain Note Purchase Agreements dated as of July 28, 2008 with respect to $40,000,000 6.39% Senior Notes, Series A Due July 28, 2014 and $30,000,000 6.39% Senior Notes, Series B Due July 28, 2013 (individually and collectively, the “Note Purchase Agreement”), at the same time such certificate is delivered under the Note Purchase Agreement.
Representations by Borrower. The Borrower represents and warrants that each of the following is and will remain true and correct until the later of maturity or the date on which all Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; (d) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (e) the execution and delivery of this Note and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body, and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.
Events of Default/Acceleration. If any of the following events occurs, this Note shall become due immediately, without notice, at the Bank’s option:
1.	Any Obligor fails to pay when due: (a) any of the Liabilities, or (b) any amount payable with respect to any of the Liabilities, or under this Note, any Letter of Credit Agreement or any other Related Document, or (c) any other debt to any Person, or any amount payable with respect to any other agreement or instrument evidencing other debt to any Person, that is outstanding in an aggregate principal amount of at least $10,000,000.00 beyond any period of grace provided with respect thereto.

2.	Any Obligor: (a) fails to observe or perform or otherwise violates any other material term, covenant, condition or agreement of any of the Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

3.	In the event (a) there is a default under the terms of any Related Document, (b) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (c) any Obligor fails to perform promptly under its guaranty, or (d) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

4.	Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

5.	The Borrower, Bob Evans Farms, Inc., a Delaware corporation and the parent of the Borrower, Mimi’s Cafe, LLC, or any Significant Subsidiary (as such term is defined in the Note Purchase Agreement): (a) becomes insolvent or unable to pay its debts as they become due; (b) makes an assignment for the benefit of creditors; (c) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (d) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (e) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (f) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (g) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

6.	A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or for a substantial part of their respective Property.

7.	Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (a) liquidates or is dissolved; (b) merges or consolidates with any other Person; (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (d) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (e) agrees to do any of the foregoing; provided, however, that an Obligor or any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of an Obligor or with an Obligor (an “Intercompany Merger”) and an Obligor or any Subsidiary of an Obligor may convey a material part of its assets or business outside of the ordinary course of business to an Obligor or any Subsidiary of an Obligor (an “Intercompany Transfer”) as long as (x) in the case of either an Intercompany Merger or Intercompany Transfer, the Borrower is the surviving entity or ultimate transferee of the assets or business; or (y) in the case of any Intercompany Merger or Intercompany Transfer involving the Borrower where the survivor or transferee is other than the Borrower, such survivor or transferee has executed a joinder agreement in form and substance satisfactory to the Bank becoming obligated on this Note as a “Borrower,” and all guarantors have executed guaranties of the indebtedness of such survivor or transferee to the Bank; or (z) in the case of any Intercompany Merger or Intercompany Transfer involving a guarantor where the survivor or transferee is other than the Borrower or another guarantor, such survivor or transferee has executed a guaranty of the indebtedness of the Borrower. Neither an Intercompany Merger nor an Intercompany Transfer will have the effect of releasing any Obligor from any of the Liabilities. As used in this paragraph 7, the term “material part” means with respect to the assets of an Obligor, or any Subsidiary of an Obligor, when added to the book value of all other assets conveyed outside of the ordinary course of business since the date of this Note, an amount in excess of 30% of the total amount of all assets of Bob Evans Farms, Inc., a Delaware corporation (the parent of Borrower), and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and as determined as of the end of the fiscal year immediately preceding such conveyance.

8.	Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.

9.	Any judgment in excess of 5% of Consolidated Total Assets (as such term is defined in the Note Purchase Agreement) is entered against any Obligor or any of its Significant Subsidiaries (as such term is defined in the Note Purchase Agreement), or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

10.	Any material adverse change occurs in: (a) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; or (b) any Obligor’s ability to perform its obligations under the Related Documents.
Cure Periods. Except as expressly provided to the contrary in this Note or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of this Note upon the occurrence of a default unless the default has not been fully cured (i) within five (5) days after its occurrence, if the condition, event or occurrence giving rise to such default can be cured by the payment of money, or (ii) within thirty (30) days after its occurrence, if the condition, event or occurrence giving rise to such default is of a nature that it can be cured only by means other than the payment of money.
Provided, however, that the Borrower shall have no cure rights if the condition, event or occurrence giving rise to the default: (a) is described in any of clauses 3(b), (5), (6), (7), or (8) above or (b) constitutes a breach of any covenant in any of the Related Documents prohibiting the sale or transfer of any assets of any Borrower; or (c) during the twelve (12) month period immediately preceding the occurrence of the default, either (i) the same default has occurred or (ii) three (3) or more other defaults of any nature have occurred. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this Note, whether by advance, disbursement of a loan, issuance of a Letter of Credit or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this Note shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.
Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Related Documents and the making, servicing and collection of this Note or the other Related Documents and any other amounts owed under this Note or the other Related Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) any demand, diligence, presentment, dishonor and protest, or (iv) any action that the Bank takes regarding the Borrower, any other Person or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.
Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.
Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities evidenced by this Note or any other Related Document, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Note and any such other Related Document shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.
Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Ohio, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its Property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Ohio is not a convenient forum or the proper venue for any such suit, action or proceeding.

Renewal and Extension. This Note is given in replacement, renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by, that Line of Credit Note dated December 1, 2009 executed by the Borrower in the original principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00), including previous renewals or modifications thereof, if any (the “Prior Note” and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Note, the “Prior Related Documents”), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a “Bank Party”) from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Note and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Note or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note. The provisions of this Note are effective on the date that this Note has been executed by all of the signers and delivered to the Bank.
Usury. The Bank does not intend to charge, collect or receive any interest that would exceed the maximum rate allowed by law. If the effect of any applicable law is to render usurious any amount called for under this Note or the other Related Documents, or if any amount is charged or received with respect to this Note, or if any prepayment by the Borrower results in the payment of any interest in excess of that permitted by law, then all excess amounts collected by the Bank shall be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Related Documents shall have been paid in full, refunded to the Borrower), and the provisions of this Note and the other Related Documents shall immediately be deemed reformed and the amounts thereafter collectable reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law. All sums paid, or agreed to be paid, by the Borrower for the use, forbearance, or detention of money under this Note or the other Related Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding.
Miscellaneous. If more than one Borrower executes this Note: (i) each Borrower is liable jointly and severally for the Liabilities evidenced by this Note; (ii) the term “Borrower” means any one or more of them; and (iii) the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.
Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U. S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 200l, 31 U.S.C. Section 5318.
USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 200l, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL,

EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.
THIS NOTE AND THE OTHER RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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Address: 3776 South High Street Columbus, OH 43207	Borrower: Bob Evans Farms, Inc., an Ohio corporation
	By:	/s/ Tod P. Spornhauer
Chief Financial Officer

Date Signed: December 1, 2010

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